SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MarketWatch.com, Inc.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MarketWatch.com, Inc.

825 Battery Street
San Francisco, California    94111

May 3, 2000

To Our Stockholders:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders of MarketWatch.com, Inc. to be held at the Hyatt Regency San Francisco, located at 5 Embarcadero Center, San Francisco, California on Friday, May 26, 2000 at 10:00 a.m., Pacific Daylight Time.

      The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2000 Annual Meeting of Stockholders and Proxy Statement.

      It is important that you use this opportunity to take part in the affairs of MarketWatch.com, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at our 2000 Annual Meeting of Stockholders.

Sincerely,

By:	/s/ Lawrence S. Kramer

Lawrence S. Kramer
Chairman and Chief Executive Officer

MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

___________________

NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of MarketWatch.com, Inc. will be held at the Hyatt Regency San Francisco, located at 5 Embarcadero Center, San Francisco, California on Friday, May 26, 2000 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1. To elect directors of MarketWatch.com, Inc., each to serve until his successor has been elected and qualified or until his earlier resignation or removal.

2. To approve an amendment to our 1998 Equity Incentive Plan to increase the number of shares reserved for issuance under this plan by an aggregate of 1,600,000 shares.

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2000.

4. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 10, 2000 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

By:	/s/ Joan P. Platt

Joan P. Platt
Secretary

San Francisco, California
May 3, 2000

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

TABLE OF CONTENTS

Proxy Statement for the 2000 Annual Meeting of Stockholders:

Proposal No. 1 -- Election of Directors
Proposal No. 2 -- Amendment to our 1998 Equity Incentive Plan
Proposal No. 3 -- Ratification of Selection of Independent Auditors
Security Ownership of Certain Beneficial Owners and Management
Executive Compensation
Summary Compensation Table
Option Grants in Fiscal 1999
Aggregated Option Exercises in Fiscal 1999 and Option Values at December 31, 1999
Employee Benefit Plans
Compensation Arrangements with Executive Officers
Report of the Compensation Committee
Stock Price Performance Graph
Certain Relationships and Related Transactions
Stockholder Proposals for the 2001 Annual Meeting of Stockholders
Section 16(a) Beneficial Ownership Reporting Compliance
Other Business
Communicating with MarketWatch.com

MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

___________________

PROXY STATEMENT
FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

___________________

May 3, 2000

The accompanying proxy is solicited on behalf of the board of directors of MarketWatch.com, Inc., a Delaware corporation, for use at the 2000 Annual Meeting of Stockholders to be held at the Hyatt Regency San Francisco, located at 5 Embarcadero Center, San Francisco, California on Friday, May 26, 2000 at 10:00 a.m., Pacific Daylight Time. Only holders of record of our common stock at the close of business on April 10, 2000, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 14,108,848 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 3, 2000. An annual report for the year ended December 31, 1999 is enclosed with this proxy statement.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected for which such stockholder is eligible to vote. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless that candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate the votes represented by proxies in the proxy holder's sole discretion among the nominees for election to the board of directors.

Vote Required to Approve the Proposals

With respect to Proposal No. 1, 11 directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the election of directors. Proposals No. 2 and No. 3 each require for approval the affirmative vote of a majority of the shares of common stock that are present in person or represented by proxy at the Annual Meeting and are voted for or against the Proposal.

The effectiveness of any of the Proposals is not conditioned on the approval of any of the other Proposals by the stockholders.

Votes Needed for a Quorum, Effect of Abstentions

A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present and voting at the Annual Meeting and will have the same effect as votes against Proposals No. 2 and No. 3. With respect to Proposals No. 2 and No. 3, broker non- votes will have no effect.

Adjournment of Meeting

In the event that sufficient votes in favor of the Proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

    a written instrument delivered to us stating that the proxy is revoked;

    a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

    attendance at the Annual Meeting and voting in person.

Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect each director to hold office until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until such director's earlier resignation or removal. At the meeting, 11 nominees will be elected at the Annual Meeting to be our 11 directors. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Pursuant to a stockholders' agreement entered into in January 1999, in connection with our reorganization from a limited liability company to a corporation, each of Data Broadcasting Corporation, or DBC, and CBS Broadcasting Inc., or CBS, has the right to designate candidates for election to the board. The number of candidates which each may currently designate is equal to the product of:

    the percentage held by each of our outstanding shares of common stock and the number of authorized members of our board of directors,

rounded up to the nearest whole number. Further, each of CBS and DBC are obligated to vote the shares of common stock held by it for the other's designated candidates.

In addition, so long the amended and restated license agreement that we have entered into with CBS remains in effect, CBS also has the right to nominate at least one candidate to our board of directors, regardless of the percentage held by it of our outstanding shares of common stock.

Directors/Nominees

The names of the nominees for election to our board of directors at the Annual Meeting, and information about each of them, are included below.

                                                                     Director
         Name            Age                 Position                 Since
-----------------------  ----  ------------------------------------  --------
Larry S. Kramer........   49   Chairman and Chief Executive Officer,
                                  MarketWatch.com                      1997
Alan J. Hirschfield....   64   Co-Chief Executive officer, DBC         1998
Andrew Heyward.........   49   President, CBS News                     1998
Michael H. Jordan......   63   Investor                                1998
Robert H. Lessin.......   45   Co-Chief Executive Officer,
                                  Wit Capital Corporation              1999
Daniel Mason...........   48   President, Infinity Radio Group         1999
Russell I. Pillar......   34   President and Chief Executive Officer,
                                  CBS Internet Group                   2000
Carl Spielvogel........   71   Chairman and Chief Executive Officer,
                                  Carl Spielvogel Associates, Inc.     2000
Stephen Hill...........   39   Group Chief Executive Officer,
                                  Financial Times Limited              2000
John Makinson..........   45   Group Financial Director,
                                  Pearson PLC                          2000
Peter Glusker..........   38   Senior Vice President,
                                  CBS Internet Group                   2000

Mr. Kramer has served as President, Chief Executive Officer and a member of the board of directors of MarketWatch.com, Inc. and our predecessor MarketWatch.com, LLC since October 1997. Since November 1999, Mr. Kramer has served as Chairman of the Board. From February 1994 until October 1997, Mr. Kramer served as Vice President for News and Sports of DBC. Mr. Kramer spent more than twenty years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of The Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Leob and Associated Press Awards. During Mr. Kramer's tenures at The Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer serves as a member of the Board of Directors of American Information Company, which conducts an auto buying service under the name "Consumers Car Club" through its carclub.com Web site. Mr. Kramer holds a B.S. degree in journalism from Syracuse University and an M.B.A. degree from the Harvard Business School.

Mr. Hirschfield has served as a member of our board of directors since March 1998. He has also served as a member of the board of directors of DBC since June 1992. From June 1992 to February 2000, Mr. Hirschfield served as Co-Chief Executive Officer and Co-Chairman of the board of directors of DBC. Prior to joining DBC, Mr. Hirschfield served as Managing Director of Schroder Wertheim & Co., an investment banking firm, and as a consultant to the entertainment and media industry. From 1980 to 1985, he served as Chief Executive Officer of Twentieth Century Fox Film Corp., and from 1973 to 1978, as Chief Executive Officer of Columbia Pictures Inc. Mr. Hirschfield currently serves on the boards of directors of Cantel Industries, Inc., Jackpot Enterprises and Chyron Corporation. Mr. Hirschfield holds a B.A. degree in finance from the University of Oklahoma and an M.B.A. degree from the Harvard Business School.

Mr. Heyward has served as a member of our board of directors since March 1998. Mr. Heyward has served as President of CBS News since January 1996. From October 1994 until January 1996, he was Executive Producer of "CBS Evening News with Dan Rather" and Vice President of CBS News. Prior to that time, Mr. Heyward developed the CBS News primetime series, "48 Hours", and served as its first Executive Producer. Mr. Heyward holds a B.A. degree in history and literature from Harvard University.

Mr. Jordan has served as a member of our board of directors since June 1998. From June 1993 through January 1999, Mr. Jordan served as the Chairman and Chief Executive Officer of CBS Corporation. Mr. Jordan has served as Chairman of Luminant Worldwide Corporation since September 1999. Mr. Jordan also currently serves on the boards of directors of Aetna Inc., Dell Computer Corporation and a number of private companies. Mr. Jordan holds a B.S. degree from Yale University and an M.S. degree from Princeton University. Mr. Jordan retired from CBS Corporation effective January 1, 1999.

Mr. Lessin has served as a member of our board of directors since February 1999. Mr. Lessin has served as Chairman and Co-Chief Executive Officer of Wit Capital Corporation since April 1998. Mr. Lessin served as Vice Chairman of Salomon Smith Barney from June 1993 to March 1998, where he was head of its Investment Banking Division from June 1993 to January 1997. Prior to joining Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley in a number of positions, including Managing Director, Vice Chairman of Morgan Stanley's Investment Banking Operating Committee, and Chairman of their Strategic Planning Committee. Mr. Lessin also serves on the board of directors of iParty Corporation. Mr. Lessin holds a B.A. degree in applied physics and economics from Harvard College and an M.B.A. degree from Harvard University.

Mr. Mason has served as a member of our board of directors since February 1999. Mr. Mason has served as President of Infinity Radio Group, which was formerly known as CBS Radio, since November 1995 and is responsible for the operation of the group's 160 stations. Prior to this, Mr. Mason served as President of Group W Radio, a division of Westinghouse Broadcasting Company, for three years. In 1985, Mr. Mason became Executive Vice President of First Media and in 1988, became President of Cook Inlet Radio Partners, formerly First Media. Mr. Mason also serves on the board of directors of Switchboard, Inc. Mr. Mason holds a B.S. degree in broadcasting from Eastern Kentucky University and was named outstanding alumnus in 1995.

Mr. Pillar has served as a member of our board of directors since February 2000. Mr. Pillar has served as the President and Chief Executive Officer of CBS Internet Group since its formation in January 2000. Mr. Pillar also has served as Managing Partner of Critical Mass Ventures LLC, an Internet-focused venture capital firm, since October 1991. From November 1998 to January 2000, Mr. Pillar served as President and Chief Executive Officer of Virgin Entertainment Group, Inc., a diversified entertainment content retailer. From September 1997 to August 1998, Mr. Pillar served as President and Chief Executive Officer of Prodigy Internet, an Internet service provider, and served as a member of Prodigy's board of directors from October 1996 to February 2000. From December 1993 to September 1996, Mr. Pillar served as President, Chief Executive Officer, and a Director of Precision Systems, Inc., an international telecommunications software provider. Mr. Pillar also serves on the board of directors of SportsLine.com, Inc., uBid, Inc. and Switchboard, Inc. Mr. Pillar holds an A.B. degree from Brown University.

Mr. Spielvogel has served as a member of our board of directors since February 2000. Mr. Spielvogel has served as Chairman and Chief Executive Officer of Carl Spielvogel Associates, Inc., a consulting and investment banking firm, since April 1997. From January 1994 to April 1997, Mr. Spielvogel served as Chairman and Chief Executive Officer of United Auto Group, Inc., a publicly owned group of automobile dealerships. Mr. Spielvogel also serves on the board of directors of Hasbro, Inc., Data Broadcasting Corporation, Inc., and Barneys New York, Inc. Mr. Spielvogel holds a B.A. degree from Baruch College, City University, New York.

Mr. Hill has served as a member of our board of directors since April 2000. Mr. Hill has served as the Chief Executive Officer of Financial Times Group Limited, a London based publisher of business and financial news and data, since April 1998. From January 1996 to April 1998, Mr. Hill was Chief Executive Officer of the Financial Times Limited, publisher of the Financial Times newspaper. From June 1995 to January 1996, Mr. Hill served as Chief Executive Officer of Westminster Press Limited, the UK regional newspaper publishing subsidiary of Pearson PLC. Mr. Hill holds an M.A. degree from Cambridge University.

Mr. Makinson has served as a member of our board of directors since April 2000. Mr. Makinson has served as Group Financial Director at Pearson PLC, an international media group, since April 1996. Prior to this, from January 1994 to January 1996, Mr. Makinson served as managing director at Financial Times Limited, the publisher of the Financial Times newspaper. Mr. Makinson holds a B.A. degree from Cambridge University.

Mr. Glusker has served as a member of our board of directors since April 2000. Mr. Glusker has served as Senior Vice President, CBS Internet Group since February 2000. Prior to this, from November 1999 through February 2000, Mr. Glusker was Managing Partner of The Accelerator Group, LLC, an Internet investment company. From September 1998 to November 1999, Mr. Glusker was self-employed as an Internet industry consultant. From February 1996 to September 1998, Mr. Glusker held a number of positions with Prodigy Communications Corporation, an Internet service provider, most recently Senior Vice President, Content and Business Development. From March 1993 to February 1996, Mr. Glusker served as an Investment Officer for the International Finance Corporation. Mr. Glusker holds a B.A. degree from Wesleyan University and an M.B.A. degree from Stanford University.

Board Meetings and Board Committees

Board Meetings

The board met five times, including telephone conference meetings, and took one action by written consent during 1999. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which such director was a director and the total number of meetings held by all committees of the board on which such director served during the period that such director served.

Board Committees

Our board of directors has an audit committee and a compensation committee. Our board does not have a nominating committee or a committee performing similar functions.

Audit Committees. The audit committee has the responsibility to review our audited financial statements and accounting practices, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Messrs. Jordan, Hirschfield and Glusker. The audit committee met four times, including telephone conference meetings, and took no actions by written consent during 1999.

Compensation Committee. The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding such matters. The compensation committee is currently comprised of Messrs. Heyward and Hirschfield. The compensation committee took 10 actions by written consent during 1999.

Director Compensation

Cash Compensation

Directors do not receive any cash fees for their service on the board or any board committees, but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings.

1998 Directors Stock Option Plan

In September 1998, the board adopted, and the stockholders subsequently approved, the 1998 Directors Stock Option Plan, or the Directors Plan, and reserved a total of 50,000 shares of common stock for issuance under the Directors Plan. Members of the board who are not our employees or of any affiliated company are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary. The exercise price of these options is the fair market value of the common stock on the date of grant.

Each eligible director who first became a member of the board on January 14, 2000 or has or will become a member of the board after that date, was or will be granted an option to purchase 10,000 shares. At each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the board since the date of such director's initial grant. The options have 10 year terms. They will terminate seven months following the date the director ceases to be our director or consultant, 12 months if the termination is due to death or disability. All options granted under the Directors Plan vest as to one-third of the shares on each anniversary of the option grant date. Additionally, immediately prior to our dissolution or liquidation or a "change in control" transaction, the vesting of these options will accelerate, and the options will be exercisable for a period of up to seven months following the transaction. After that time, any unexercised options will expire.

In February 1999, we granted to each of Messrs. Jordan and Lessin an option under our Directors Plan to purchase 10,000 shares of common stock, at an exercise price per share of $62.50. Each of these options vests as to one-third of the total shares subject to the option on each anniversary date of grant.

In October 1997, we granted to Mr. Kramer an option outside of any stock plan to purchase a membership interest in our predecessor business, which now represents an option to purchase 200,000 shares of common stock, at an exercise price per share of $4.00 under our 1998 Equity Incentive Plan. In December 1999, we granted to Mr. Kramer an option under our 1998 Equity Incentive Plan to purchase 100,000 shares of common stock, at an exercise price per share of $38.00. Each of these options vests as to one- third of the total shares subject to the option on each anniversary of its respective date of grant.

Compensation Committee Interlocks and Insider Participation

Prior to our initial public offering, our board did not have a compensation committee and all compensation decisions were made by the full board. Mr. Kramer did not participate in board deliberations with respect to his compensation. Currently, the compensation committee makes all compensation decisions. No interlocking relationship exists between our board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADOPTION OF AMENDMENT TO THE 1998 EQUITY INCENTIVE PLAN

The following is a summary of the principal provisions of our 1998 Equity Incentive Plan, or the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Plan History

In September 1998, the board adopted, and the stockholders subsequently approved, the 1998 Equity Incentive Plan. The total number of shares of common stock initially reserved for issuance under the Equity Incentive Plan was 1,450,000 less any shares subject to outstanding stock options granted outside of any stock plans. As of March 31, 2000, options to purchase 1,744,068 shares of common stock were outstanding under the Equity Incentive Plan and, assuming the approval of this proposal, 1,077,800 shares remained available for future grant. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendment to the Equity Incentive Plan

In December 1999, January 2000 and February 1999, the board approved amendments to the Equity Incentive Plan to increase the number of shares reserved and authorized for issuance thereunder by an aggregate of 1,600,000 shares. This amendment to the Equity Incentive Plan to increase the total number of shares issuable under the Equity Incentive Plan to 3,050,000 shares, is the subject of this Proposal. The board believes that the increase in the number of shares reserved under the Equity Incentive Plan proposed by this amendment is necessary in order to enable us to continue to use the grant of stock options and other awards to retain and attract qualified employees and to encourage stock ownership by Equity Incentive Plan participants, thereby aligning the interests of our employees with those of our stockholders.

We have no current plans or proposals to award any specific portion of the additional options authorized under this proposal to any specific person or class of persons.

Shares Subject to the Equity Incentive Plan

An aggregate of 3,050,000 shares of our common stock will be reserved by the board for issuance under the Equity Incentive Plan, if the amendment under this Proposal is approved. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. Shares will again be available for grant and issuance under the Equity Incentive Plan that:

    are subject to issuance upon exercise of an option granted before the adoption of the Equity Incentive Plan (including shares subject to options granted by our predecessor business) or granted under the Equity Incentive Plan that cease to be subject to that option for any reason other than the exercise of that option;

    have been issued upon the exercise of an option granted under the Equity Incentive Plan as to which our right of repurchase has not lapsed and are subsequently repurchased by us;

    are subject to an award granted under the Equity Incentive Plan that is forfeited or that we repurchase; or

    are subject to stock bonuses granted under the Equity Incentive Plan that otherwise terminate without shares being issued.

Administration of the Plan

The compensation committee, the members of which are appointed by the board, administers the Equity Incentive Plan. The compensation committee currently consists of Messrs. Heyward and Hirschfield, all of whom are "non-employee directors," as that term is defined in the Securities Exchange Act of 1934, and "outside directors," as that term is defined under Section 162(m) of the Internal Revenue Code.

Subject to the terms of the Equity Incentive Plan, the compensation committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of each such Award. The compensation committee has the authority to construe and interpret any of the provisions of the equity incentive plan or any awards granted thereunder. Grants of options to purchase up to 1,200 shares of our common stock per $10,000 of each employee's salary may be authorized by our Chief Executive Officer and Chief Financial Officer and ratified by the compensation committee.

Eligibility

Employees, officers, directors and consultants of MarketWatch.com, and of any of our subsidiaries and affiliates, are eligible to receive awards under the Equity Incentive Plan. No person is eligible to receive more than 400,000 shares of common stock in any calendar year under the Equity Incentive Plan, other than new employees who are eligible to receive up to a maximum of 500,000 shares of common stock in the calendar year in which they commence their employment with us. As of March 31, 2000, approximately 227 persons were eligible to participate in the Equity Incentive Plan.

Stock Options

The Equity Incentive Plan provides for the grant of both incentive stock options, or ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of MarketWatch.com or of a parent or subsidiary. NQSOs and all awards other than ISOs may be granted to our employees, officers, directors and consultants. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is 10 years. Awards granted under the Equity Incentive Plan generally vest as to one-third of the total shares subject to the option on each of the first three anniversaries of the date of grant.

The exercise price of options granted under the Equity Incentive Plan may be paid as approved by the compensation committee at the time of grant: (1) in cash (by check); (2) by cancellation of our indebtedness to the participant; (3) by surrender of shares of our common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the foregoing.

Termination of Options

Options are generally exercisable for a period of 10 years. Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service due to disability. Options will generally terminate immediately upon termination for cause.

Restricted Stock Awards

The compensation committee may grant restricted stock awards to purchase stock either in addition to or together with other awards under the Equity Incentive Plan, under terms, conditions and restrictions as the compensation committee may determine. The purchase price for these awards must be no less than 85% of the fair market value of our common stock on the date of the award. In the case of an award granted to a 10% stockholder, the purchase price must be 100% of fair market value. The purchase price can be paid for in any of the forms of consideration listed in items (1) through (5) in the section "Stock Options" above, as are approved by the compensation committee at the time of grant. To date, we have not granted any restricted stock awards.

Stock Bonus Awards

The compensation committee may grant stock bonus awards either in addition to or together with other awards under the Equity Incentive Plan, under such terms, conditions and restrictions as the compensation committee may determine. To date, we have not granted any stock bonus awards.

Mergers, Consolidations and Change of Control

If we are dissolved or liquidated or experience a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, they will expire upon the effectiveness of the transaction. The compensation committee, in its discretion, may provide that the vesting of any or all awards will accelerate prior to the effectiveness of the transaction.

Amendment of the Plan

The board may at any time amend or terminate the Equity Incentive Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Equity Incentive Plan. However, the board may not amend the Equity Incentive Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code, the regulations under the Internal Revenue Code, the Securities Exchange Act or Rule 16b-3 or its successor under the Securities Exchange Act.

Term of the Plan

The Equity Incentive Plan became effective on January 14, 1999. The Equity Incentive Plan will terminate in January 2009, unless sooner terminated in accordance with the terms of the Equity Incentive Plan.

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the federal income tax consequences to us and participants under the Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

Incentive Stock Options. A participant will not recognize income upon grant of an ISO and will not incur tax on its exercise, unless the participant is subject to the alternative minimum tax described below. If the participant holds the stock acquired upon exercise of an ISO, or the ISO shares, for one year after the date the option was exercised and for two years after the date the option was granted, the participant generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

If the participant disposes of ISO shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the ISO shares on the date of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the participant.

Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or "AMT." The AMT, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income. The AMT rate increases to 28% in the case of alternative minimum taxable income in excess of $175,000. A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount. The exemption amount is $45,000 in the case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the ISO shares occurs in the same calendar year as an exercise of the ISO, there is no AMT adjustment with respect to those shares. Also upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of fair market value of the ISO shares at exercise over the amount paid for the ISO shares. Special rules apply where all or a portion of the exercise price is paid by tendering shares of common stock.

Nonqualified Stock Options. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by MarketWatch.com, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

Tax Treatment of MarketWatch.com. We will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income. We will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO shares.

ERISA

The Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not qualified under Section 401(a) of the Internal Revenue Code.

New Plan Benefits

Stockholders are being asked to approve a total of 1,600,000 additional shares to be reserved under the Equity Incentive Plan. Of these shares, 528,950 are subject to outstanding options, including 100,000 shares subject to an option granted to Mr. Kramer in December 1999 with an exercise price of $38.00, 75,000 shares subject to an option granted to each of Messrs. Bishop and Thingelstad in February 1999 at an exercise price of $39.75, 25,000 shares subject to an option granted to each of Ms. Chaboudy and Mr. McLernon in February 1999 at an exercise price of $39.75 and 228,950 shares subject to options granted to other employees with exercise prices ranging from $45.00 to $32.00. The number of shares subject to option grants to be made under the Equity Incentive Plan in 2000 to the individuals or groups of individuals listed in the table below, and the prices at which such grants will be made, are not determinable. The following table sets forth the option grants that were made during the year ended December 31, 1999 under the Equity Incentive Plan to:

    our Chief Executive Officer and four other most highly compensated executive officers for the year ended December 31, 1999;

    all current executive officers, as a group;

    all current directors who are not executive officers, as a group; and

    all employees, including officers who are not executive officers, as a group.

                                                           Weighted
                                                           Average     Number
                                                           Exercise      of
                    Name and Position                        Price     Shares
---------------------------------------------------------  ---------  ---------
Larry S. Kramer..........................................    $38.00    100,000
   Chairman and Chief Executive Officer
Scot McLernon............................................     --         --
   Executive Vice President of Advertising Sales
J. Peter Bardwick........................................     --         --
   Former Chief Financial Officer
William Bishop...........................................     --         --
   Executive Vice President of Business Development
Thom Calandra............................................     --         --
   Editor-in-Chief and Executive Vice President of News
All current executive officers as a group
   (8 persons)...........................................     38.00    100,000
All current directors who are not executive
   officers as a group (10 persons)......................     --         --
All employees, including officers who are not
   executive officers, as a group........................    $45.25    636,611

The exercise price and number of options to be granted in the future under the Equity Incentive Plan is unknown, as the exercise price will be equal to fair market value on the date of grant, and option grants are made at the discretion of the compensation committee.

THE BOARD RECOMMENDS A VOTE FOR INCREASING THE NUMBER
OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
UNDER THE EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of our board has selected PricewaterhouseCoopers LLP to perform the audit of our financial statements for the year ending December 31, 2000, and our stockholders are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of our common stock as of March 31, 2000 by:

    each person who is known by us to be the beneficial owner of more than 5% of our common stock;

    our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of 1999;

    each of our directors; and

    our directors and executive officers as a group.

The percentage ownership is based on 14,108,696 shares of common stock outstanding at March 31, 2000. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 31, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for the persons listed below is c/o MarketWatch.com, 825 Battery Street, San Francisco, CA 94111.

                                                   Shares Beneficially
                                                          Owned
                                                -------------------------
           Name of Beneficial Owner                Number       Percent
----------------------------------------------  ------------  -----------
CBS Broadcasting, Inc. (1)
   51 West 52nd Street
   New York, NY 10019.........................    5,636,814         37.0%
Data Broadcasting Corporation
   22 Crosby Drive
   Bedford, MA 01730..........................    5,636,814         37.0%
Larry S. Kramer(2)............................       98,353           *
Scot McLernon(3)..............................       35,000           *
J. Peter Bardwick.............................        6,100           *
William Bishop (4)............................       43,500           *
Thom Calandra(5)..............................       50,000           *
Alan J. Hirschfield...........................           --           *
Andrew Heyward................................           --           *
Michael H. Jordan (6).........................        5,833           *
Robert H. Lessin (7)..........................        3,333           *
Daniel Mason..................................           --           *
Russell I. Pillar.............................           --           *
Carl Spielvogel...............................           --           *
Stephen Hill..................................           --           *
John Makinson.................................           --           *
Peter Glusker.................................           --           *
All 18 directors and executive officers as
  a group (8).................................      459,189          3.2%

* Represents ownership of less than 1% of our common stock.

(1) Includes 1,136,814 shares to be purchased within 60 days of March 31, 2000 under a stock purchase agreement that we entered into with CBS and DBC, upon satisfaction of customary closing conditions.

(2) Includes 93,333 shares subject to options held by Mr. Kramer that are exercisable within 60 days of March 31, 2000, and 20 shares held by Mr. Kramer on behalf of his minor children.

(3) Represents 35,000 shares subject to options held by Mr. McLernon that are exercisable within 60 days of March 31, 2000.

(4) Represents 43,500 shares subject to options held by Mr. Bishop that are exercisable within 60 days of March 31, 2000.

(5) Represents 50,000 shares subject to options held by Mr. Calandra that are exercisable within 60 days of March 31, 2000.

(6) Includes 3,333 shares subject to options held by Mr. Jordan that are exercisable within 60 days of March 31, 2000.

(7) Represents 3,333 shares subject to options held by Mr. Lessin that are exercisable within 60 days of March 31, 2000.

(8) Includes 449,459 shares subject to options that are exercisable within 60 days of March 31, 2000.

EXECUTIVE COMPENSATION

The following table presents information concerning the compensation actually paid for services rendered to us and our predecessor business in all capacities during 1997, 1998 and 1999, by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 1999. Bonuses accrued in 1999 but paid in 2000 are not included in the table below.

Summary Compensation Table

                                                               Long Term
                                        Annual Compensation  Compensation
                                       -------------------      Awards
                                                             -------------
                                                              Securities
                              Fiscal                          Underlying
Name and Principal Position    Year     Salary     Bonus        Options
---------------------------- --------- --------- ---------   -------------
Larry S. Kramer.............   1999    $217,500  $105,000         100,000
  Chairman and Chief           1998     192,500    25,000             --
  Executive Officer            1997     167,000    50,000         200,000

Scot McLernon...............   1999     513,305        --             --
  Executive Vice President     1998     200,806        --          75,000
  of Advertising Sales         1997          --        --             --

J. Peter Bardwick...........   1999     215,702    50,000             --
   Former Chief Financial      1998     100,000        --         100,000
   Officer                     1997          --        --             --

William Bishop..............   1999     128,750    30,000             --
                               1998      82,083    10,000             --
                               1997      71,667    20,000          75,000

Thom Calandra...............   1999     129,168    25,000             --
  Editor-in-Chief and Executi  1998      94,587     7,500             --
  Vice President of News       1997      82,503     5,000          75,000

J. Peter Bardwick served as our Chief Financial Officer from July 1998 to December 1999. Joan P. Platt joined us as our Chief Financial Officer in December 1999 and is currently compensated at an annual salary of $250,000.

Prior to January 13, 1999, all option grants were grants of options to purchase membership interests in our predecessor business which was organized as a limited liability company. The numbers listed in the table above under the heading "Securities Underlying Options" give effect to the conversion of this limited liability company into a corporation, which occurred on January 13, 1999, as if such transaction had occurred prior to January 1, 1997.

Option Grants In Fiscal 1999

The following table presents information regarding the grant of stock options during 1999 to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 1999. The options become exercisable with respect to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. The options have a term of 10 years.

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

    multiplying the number of shares of common stock subject to a given option by $36.50, the closing sale price per share of our common stock on December 31, 1999 as reported on the Nasdaq National Market.

    assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10 year term of the option; and

    subtracting from that result the aggregate option exercise price.

We granted options to purchase an aggregate of 886,611 shares of common stock to all employees during 1999.

Options are granted at an exercise price equal to the fair market value of our common stock.

                                      Individual Grants
                      --------------------------------------------------
                                         % of
                                        Total                                   Potential Realizable
                                       Options                                   Value at Assumed
                        Number of      Granted                                  Annual Rates of Stock
                       Securities         to      Exercise                     Price Appreciation for
                       Underlying     Employees     Price      Expir-              Option Term
                         Options      in Fiscal      Per        ation     -----------------------
        Name             Granted         1999       Share       Date          5%          10%
--------------------- -------------   ----------  ---------  -----------  ----------- -----------
Larry S. Kramer......      100,000         11.3%    $38.00     12/29/09   $2,145,465  $5,667,160
Scot McLernon........          --           --         --           --           --          --
J. Peter Bardwick....          --           --         --           --           --          --
William Bishop.......          --           --         --           --           --          --
Thom Calandra........          --           --         --           --           --          --

Aggregated Option Exercises in Fiscal 1999 Option Values at December 31, 1999

The following table presents for our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 1999, the number of shares acquired and the value realized upon exercise of stock options during fiscal 1999 and the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1999. Prior to January 1999, all option grants were grants of options to purchase membership interests in our predecessor business, which was organized as a limited liability company. The numbers in this table give effect to the conversion of this limited liability company into a corporation, which occurred on January 13, 1999, as if such transaction had occurred prior to January 1, 1999. The value of in-the-money options shown in the table below reflects the positive difference between the exercise price of each outstanding stock option and $36.50, the closing sale price per share of our common stock on December 31, 1999 as reported on the Nasdaq National Market.

                                                 Number of Securities
                                                 Underlying Unexercised      Value of Unexercised
                        Number of                       Options at          In-the-Money Options at
                          Shares                   December 31, 1999           December 31, 1999
                       Acquired on    Value   --------------------------- ---------------------------
         Name            Exercise   Realized     Vested       Unvested       Vested       Unvested
---------------------- ------------ --------- ------------- ------------- ------------- -------------
Larry S. Kramer......       20,000  $788,875       133,333       166,667    $3,683,323    $5,416,678
Scot McLernon........       15,000   598,063        10,000        50,000       285,000     1,425,000
J. Peter Bardwick....       19,000   745,088        47,666          --       1,549,145        --
William Bishop.......         --        --          50,000        25,000     1,625,000       812,500
Thom Calandra........         --        --          50,000        25,000     1,625,000       812,500

No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1999 to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 1999. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service of our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 1999.

Employee Benefit Plans

From October 1997 to January 1999, we issued options to purchase membership interests in our predecessor business which was organized as a limited liability company. In connection with the conversion of our predecessor business into a corporation, outstanding options were assumed by us and now represent the right to purchase shares of common stock rather than membership interests in the predecessor business. Each such option was converted into an option to purchase common stock based upon a ratio of 1,000 shares of common stock for each 0.01% membership interest. The options to purchase membership interests outstanding on January 14, 1999 were converted into options to purchase 986,250 shares of common stock. These options are subject to terms substantially similar to those described with respect to options granted under our 1998 Equity Incentive Plan. Shares covered by any outstanding option that expires unexercised become available again for grant under the 1998 Equity Incentive Plan.

1998 Equity Incentive Plan. For a description of our Equity Incentive Plan, please see Proposal No. 2.

1998 Directors Stock Option Plan. For a description of our Directors Plan, please see Proposal No. 1.

COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

In October 1997, we granted Mr. Kramer, our Chief Executive Officer, an option to purchase 200,000 shares of common stock at an exercise price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant. We also entered into an employment agreement with Mr. Kramer effective July 1, 1998. Mr. Kramer's employment agreement provides for a base salary of $225,000 through June 30, 2000, and $240,000 through June 30, 2001. Mr. Kramer is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years. On February 4, 2000, the board of directors approved an increase in Mr. Kramer's base salary to $275,000.

In December 1999, we granted Mr. Kramer an option to purchase 100,000 shares of common stock at an exercise price of $38.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

In December 1999, we granted Ms. Platt, our Chief Financial Officer, an option to purchase 150,000 shares of common stock at an exercise price of $39.88 per share. This option vests as to one-third of the shares subject to the option on each of the first three anniversaries of the date of grant. We also entered into an employment agreement with Ms. Platt effective December 20, 1999. Ms. Platt's employment agreement provides for a base salary of $250,000 from the effective date through December 20, 2000, $260,000 through December 20, 2001, and $275,000 through December 20, 2002. Ms. Platt is also eligible to receive an annual bonus of up to 50% of her annual base salary. The employment agreement has a term of three years.

If Mr. Kramer's or Ms. Platt's employment is terminated or if he or she resigns because of a constructive termination, he or she will be entitled to receive:

    an amount equal to the then-current base salary, payable in twelve monthly installments; and

    acceleration of the vesting of an additional one-third of the shares subject to the options held by Mr. Kramer and as to all of the shares subject to the option held by Ms. Platt.

A constructive termination means:

    a material change of position causing it to be of materially less stature or responsibility;

    a salary reduction of more than 10%; or

    relocating the place of employment outside the San Francisco Bay Area.

If this employment is terminated without cause or if he or she resigns because of a constructive termination within six months of a change of control, he or she will be entitled to receive:

    a lump sum payment in the amount of the then-current base salary plus the target bonus for the current year; and

    acceleration of the vesting of an additional one-third of the shares subject to the options held by Mr. Kramer and as to all of the shares subject to the option held by Ms. Platt.

A change of control means:

    the sale of substantially all of our assets to an entity other than CBS or DBC; or

    any transaction or series of transactions that results in any person other than CBS, DBC or other affiliated entities with us, owning more than 50% of our voting power.

This lump sum would equal $412,500 based on Mr. Kramer's current base salary and $375,000 based on Ms. Platt's current base salary.

Mr. McLernon, our Executive Vice President of Advertising Sales, has an employment offer letter dated December 30, 1997 which provides for a current base salary of $95,000. In addition, Mr. McLernon is entitled to receive a commission in 2000 in the amount of 1.5% of our advertising and sponsorship sales and we have agreed to reimburse Mr. McLernon's expenses, up to $15,000 per year, for working in San Francisco, California. Mr. McLernon was granted an option in January 1998 to purchase 75,000 shares of common stock at a purchase price of $8.00. This option vests as to one-third of the shares subject to the option on each anniversary of Mr. McLernon's employment start date. Mr. McLernon was also granted an option in February 2000 to purchase 25,000 shares of common stock at a purchase price of $39.75. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

Mr. Bishop, our Executive Vice President of Business Development, currently receives an annual base salary of $155,000, and in October 1997, received a grant of an option to purchase 75,000 shares of common stock at a purchase price of $4.00 per share. In February 2000. Mr. Bishop received a grant of an option to purchase 75,000 shares of common stock at a purchase price of $39.75 per share. Each option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

Mr. Calandra, our Editor-in-Chief and Executive Vice President of News, currently receives an annual base salary of $155,000, and in October 1997, received a grant of an option to purchase 75,000 shares of common stock at a purchase price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

Ms. Chaboudy, our Vice President of Marketing, receives an annual base salary of $130,000. In May 1998, Ms. Chaboudy was granted an option to purchase 50,000 shares of common stock at an exercise price of $11.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of Ms. Chaboudy's employment start date. In February 2000, Ms. Chaboudy was also granted an option to purchase 25,000 shares of common stock at an exercise price of $39.75. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

In connection with our acquisition of BigCharts Inc. in June 1999, Jamie J. Thingelstad and Scott L. Kinney each entered into an employment agreement with BigCharts. Mr. Thingelstad, our Chief Technical Officer, currently receives an annual base salary of $200,000 with an increase of five percent in each successive year, and an annual bonus of up to 40% of his base salary, half of which bonus will be determined at the discretion of the board of directors and half of which will be based on financial objectives determined by the board of directors. Mr. Kinney, our Executive Vice President of Licensing, currently receives an annual base salary of $155,000 per year, with an increase of five percent in each successive year, and an annual bonus of up to 40% of his base salary, half of which bonus will be determined at the discretion of the board of directors and half of which will be based on financial objectives determined by the board of directors. The effective date of each of the employment agreements is June 9, 1999. The term of each of these agreements is five years, and this period will be extended automatically as of the third anniversary for a period of one year, unless either party gives notice of an intent not to renew the agreement. In February 2000, Mr. Thingelstad was granted an option to purchase 75,000 shares of common stock at an exercise price of $39.75. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

If Mr. Thingelstad or Mr. Kinney is terminated without cause (as defined in his employment agreement) or if he voluntarily terminates his employment for good reason (as defined in his employment agreement), we will pay him any accrued salary and bonus plus six months additional salary and accelerate the vesting of his MarketWatch.com options. If either is terminated for other cause (as defined in his employment agreement), his MarketWatch.com options shall fully vest, but he shall not be entitled to other termination benefits. If either is terminated for cause, we shall be obligated only to pay accrued salary and bonus, but no other termination benefits. Within six months of a change in control (as defined in his employment agreement), if either terminates his employment for good reason or is terminated other than for other cause or cause, we shall pay a lump sum equal to one year's salary and bonus and accelerate the vesting of his MarketWatch.com options.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the board of directors administers our executive compensation program. The current members of the compensation committee are Alan J. Hirschfield and Andrew Heyward. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Neither of Mr. Hirschfield nor Mr. Heyward has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

The role of the compensation committee is to set the salaries and other compensation of our executive officers and other key employees, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. Grants of options to purchase up to 1,200 shares of our common stock per $10,000 of each employee's salary may be authorized by our Chief Executive Officer and Chief Financial Officer and ratified by the compensation committee. Our compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

    base salary that is designed primarily to be competitive with base salary levels in effect at technology companies in the San Francisco Bay Area that are of comparable size to us and with which we compete for executive personnel;

    annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

    long-term stock-based incentive awards which strengthen the mutuality of interests between our executive officers and stockholders.

Executive Compensation

Base Salary. Salaries for executive officers for 1999 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Annual Incentive Awards. We have established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to Mr. Kramer and Ms. Platt. Mr. Kramer and Ms. Platt administer the plan with regard to the other executive officers.

Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of our stockholders and encourages executive officers to remain employed by us. Stock options generally have value for executive officers only if the price of our stock increases above the fair market value on the grant date and the officer remains employed by us for the period required for the shares to vest.

We grant stock options in accordance with the 1998 Equity Incentive Plan. In 1999, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the officer's peer group. In 1999, the compensation committee considered these factors. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally become exercisable over a three-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

Chief Executive Officer Compensation

Mr. Kramer's base salary, target bonus, bonus paid and long-term incentive awards for 1999 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers.

Internal Revenue Code Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that options granted by our predecessor business outside of any stock option plans and grants made under the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of MarketWatch.com or its stockholders.

Compensation Committee

Alan J. Hirschfield

Andrew Heyward

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative stockholder return on our common stock, the Nasdaq Composite Index and the Chase H&Q Internet Index. The graph assumes that $100 was invested in our common stock, the Nasdaq Composite Index and the Chase H&Q Internet Index on January 15, 1999, the date of our initial public offering, and calculates the monthly return through December 31, 1999. The stock price performance graph is not necessarily indicative of future stock price performance.

                               Nasdaq         Chase H&Q
                              Composite       Internet
   Date    MarketWatch.com      Index           Index
---------- --------------- --------------- ---------------
 01/15/99      $100.00         $100.00         $100.00
 12/31/99       37.44          173.29          272.56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors or executive officers or holders of more than 5% of our common stock or any member of the immediate family of these persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

Reorganization Transactions

Conversion into Corporation

On January 13, 1999, we converted our business form to a corporation in order to have a business organization form that is more typical of other publicly-traded entities in our market. This reorganization was effected by merging our predecessor business, which was organized as a limited liability company, or LLC, into MarketWatch.com, a Delaware corporation. In connection with this reorganization, each of DBC and CBS received 4,500,000 shares of common stock in exchange for their membership interests in the LLC. Additionally, all outstanding options to purchase membership interests in the LLC were converted into options to purchase our common stock.

Amended and Restated License Agreement

We entered into an amended and restated license agreement with CBS which supersedes and replaces an original license agreement with CBS.

Original License Agreement. Under the original license agreement, CBS granted to the LLC a non-exclusive license to utilize the CBS marks "CBS®" and the CBS "eye" design for use in connection with the operation of the MarketWatch.com site. CBS also granted MarketWatch.com a license to use current CBS Television News content related to business and financial news on the MarketWatch.com site, excluding sponsorships. The LLC paid CBS a royalty based on amounts received for advertising on the CBS.MarketWatch.com site.

Reasons for Amending and Restating the License. MarketWatch.com, CBS and DBC agreed to amend the terms of the original license agreement because the parties believed its terms would be appropriate only if the LLC remained as a private limited liability company owned equally by CBS and DBC, with no outside investors. As part of the conversion of the LLC to a corporation, the terms of the original license agreement were amended to help make the business attractive to outside investors. For example, we believed that the royalty equal to 30% of advertising revenues requested under the original license agreement could adversely affect gross margins, particularly if we received a substantial portion of our revenues from non-sponsorship advertising. As part of the agreement to modify the royalty rate, other terms of the relationship with CBS were amended, including extending the term of the license, modifying the amount of the CBS advertising commitment, and the non-competition provisions.

Term. The term of the amended and restated license agreement will expire on October 29, 2005.

Royalties. Under the amended and restated license agreement, we will pay CBS, through October 29, 2005:

    8% of Gross Revenues up to and including $50.0 million; and

    6% of Gross Revenues in excess of $50.0 million.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that:

    provides information or services of a financial nature; or

    uses the CBS trademarks licensed to MarketWatch.com.

Gross Revenue excludes revenues from DBC, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to an acquired company's results of operations for the 12 months prior to the acquisition.

Control of Content by CBS. Under the amended and restated license agreement, CBS retained significant editorial control over the use and presentation of CBS television news content and the CBS logo. For example:

    we must conform to CBS's guidelines for the use of its trademarks;

    CBS has the right to approve all materials, such as marketing materials, which include any CBS trademarks; and

    CBS has control over the visual and editorial presentation of its television news content on the CBS.MarketWatch.com Web site.

As a result of these provisions, CBS will have the ability to prevent us from displaying certain types of content on the CBS.MarketWatch.com Web site and from producing materials, such as marketing materials, which it does not approve. This control by CBS could prevent us from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect our brand awareness and brand name.

Termination if CBS Competitors Acquire Our Securities. CBS will be able to terminate our right to use the CBS name, logo and news content in the event that:

    a competitor of CBS directly or indirectly beneficially owns 15% or more of our outstanding common stock or voting power; or

    if we issue to a CBS competitor or actively participate in the acquisition by a CBS competitor a number of voting securities, such that after the issuance or acquisition, such CBS competitor beneficially owns 9% or more of our voting securities.

The mere acquisition by a CBS competitor of an interest in DBC that causes a change of control of DBC, as defined in the stockholders' agreement described below, shall not be deemed to constitute the acquisition of an ownership interest in the absence of other facts demonstrating ownership of an interest in us.

Other Grounds for Termination. The amended and restated license agreement will also be subject to termination if we:

    breach a material term or condition of the Amended and Restated License Agreement;

    become insolvent or subject to bankruptcy or similar proceedings; or

    discontinue using the MarketWatch mark and do not establish a substitute mark acceptable to CBS in its sole discretion.

Non-Competition Provisions. Under the terms of the amended and restated license agreement, CBS is not permitted to license or authorize another to license the use of the CBS logo or name to others in connection with promoting any other Internet Service or Web site in the U.S. that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, which we refer to as a business site. The following activities would not be prohibited:

    licensing its logo or name to a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included;

    licensing its name or logo to a Web site or Internet service outside the U.S.;

    licensing its name or logo to Web sites that provide stock price ticker displays on the site;

    any activity conducted by CBS and/or its affiliates prior to CBS's signing the Amended and Restated License Agreement;

    any activities of non-CBS owned television and radio station affiliates;

    any Internet services in which CBS has an interest prior to signing the amended and restated license agreement;

    any activity of Westwood One, Inc. if such activity does not produce a substantial portion of its revenues from a Business Site; or

    any transmissions of any signal of any type by and if through CBS's cable television operations.

As a result, if CBS were to license its name and logo to another Web site or Internet service that delivers general news, sports or entertainment and that also delivers financial news, such other Web site or service could be competitive with our Web site.

Also, CBS is not prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service.

Under our amended and restated license agreement, we paid CBS approximately $800,000 in 1999.

Amended and Restated Services Agreement

We entered into an amended and restated services agreement with DBC, which superseded and replaced an original services agreement with DBC.

Original Services Agreement. Under the original services agreement, DBC provided us with a variety of support and hosting services. DBC also agreed to make subscriber payments on a per subscriber basis for users of DBC's PC-based and Quotrek real-time quotes. From January 1998 through June 1998, DBC also provided us with office space for our executive offices. DBC also pays us a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE.

Reasons for Amending the Services Agreement. MarketWatch.com, CBS and DBC agreed to amend the terms of the original services agreement to extend the term, provide for agreed upon network performance standards, grant non-exclusive licenses to use DBC's trademark and data feeds and to document other changes in our relationship with DBC which were not previously memorialized so that we could operate our Web site when we became an independent entity. There were no material changes to the economic terms of the original services agreement.

Services Provided. Under the amended and restated services agreement, DBC will, upon request:

    provide us with any employees needed to operate our business;

    handle billing and collections for our subscription products;

    provide computer programming and engineering services;

    provide delayed commodities and stock data feeds as well as certain other data feeds free of charge; and

    provide communications Web site hosting services pursuant to certain performance standards.

These services will be provided at DBC's out-of-pocket cost. DBC will also continue to make the subscriber payments, described above, except with respect to certain of DBC's commercial subscribers. The term of the amended and restated services agreement will expire on October 29, 2005. However, DBC's obligation to make the subscriber payments will expire in October 2002.

Currently, DBC does not provide similar services to any other third party.

Non-Competition Provisions. The amended and restated services agreement does not contain any exclusivity provisions or non-competition provisions. For example, DBC could:

    provide Web sites hosting services to other Web sites;

    provide content or data to other Web sites including MarketWatch RT and MarketWatch LIVE; or

    sell its services through other Web sites.

Under our amended and restated service agreement we paid DBC approximately $1.6 million and received payments of approximately $2.0 million from DBC during 1999.

Credit Agreement

We entered into a revolving credit agreement with DBC to evidence DBC's loan obligation under the agreement that governed our predecessor business. Under the credit agreement, DBC is obligated to loan us up to $5.0 million through October 2000. Borrowings under the credit agreement will be unsecured and bear interest at a rate equal to The Chase Manhattan National Bank's prime rate plus two percent per annum and mature on October 29, 2000. Our previous borrowings of approximately $3.9 million from DBC were included as indebtedness outstanding under the credit agreement, and we repaid this balance in full in January 1999 using proceeds from our initial public offering.

Stockholders' Agreement

We entered into a stockholders' agreement with DBC and CBS.

CBS Advertising Commitment. The parties agreed to reduce the advertising commitment provided for in a contribution agreement entered into by the LLC, DBC and CBS in October 1997 from a $50 million aggregate rate card amount of advertising and promotion to an aggregate rate card amount of $30 million during the period from October 29, 1997 through October 29, 2002 in return for a reduction in the percentage royalty to be paid to CBS under the amended and restated license agreement. Advertising and promotion can be over CBS owned and operated television and radio stations or on CBS Internet sites, provided that no more than 5% of the total advertising can be on CBS Internet sites. As of March 31, 2000, CBS had delivered $26 million rate card amount of advertising and promotion to us. This advertising commitment is subject to termination upon termination of the amended and restated license agreement, in which event, CBS shall make a termination payment in the amount of $500,000 per month for each full calendar month remaining from the termination through October 2002.

Board Members. The stockholders' agreement also provides that CBS and DBC each have the right to nominate a number of candidates to the board of directors based upon the percentage of our outstanding voting securities then held by them, rounded up to the nearest whole number. So long as the amended and restated license agreement is in effect, CBS shall have the right to appoint at least one member to our board of directors, regardless of its percentage ownership of our common stock.

Right of First Refusal. Pursuant to the stockholders' agreement, each of CBS and DBC has a right of first refusal in the event that either party desires to sell any of our securities held by it to a third party. In addition, each of CBS and DBC will have the right to purchase from us additional shares of our common stock, other of our voting securities or securities convertible into or exchangeable for such securities if we propose to issue additional securities. In such a case, they would be able to purchase an amount, subject to certain limitations, necessary to maintain its then current percentage ownership, not to exceed the party's percentage ownership interest immediately after the closing of our initial public offering, which was 38.3%.

Non-Competition Provisions for DBC. DBC has agreed that until October 29, 2005 and subject to certain exceptions:

    it will not, nor will it authorize or permit another to, sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers; or

    it will not use the Internet to sell real-time stock-quotes in "snapshot" form.

Therefore, DBC would be permitted to:

    sell advertising on a general news, sports or entertainment Web site with a financial news segment;

    provide data or content to any other Web site, regardless of its theme so long as it was not selling data and content that was real-time snap-quotes;

    host any other Web site; or

    invest in any other Web site so long as it held less than 5% of any stock or less than 10% of the indebtedness of that company.

Our Non-Competition Obligations. In addition, we have agreed, except through DBC, not to sell any product or service that offers streaming real-time stock price quotes. This obligation expires on October 29, 2005 or, at such earlier time:

    as the amended and restated services agreement has terminated;

    upon the occurrence of a change of control of DBC, as defined in the Stockholders' agreement; or

    at such time as DBC shall hold less than 10% of our then-outstanding voting securities.

Registration Rights Agreement

We entered into a registration rights agreement with CBS and DBC. At any time after July 13, 1999, either of CBS or DBC may demand that we file a registration statement under the Securities Act covering all or a portion of the shares of our common stock held by either of them, their affiliates or certain transferees. However, the securities to be registered must have a reasonably anticipated public offering price of at least $3.0 million. CBS and DBC may each effect two such demand registrations.

CBS and DBC may request that we file a registration statement on Form S-3, covering all or a portion of the shares of common stock held by either of them, their affiliates or certain transferees, provided that the aggregate public offering price is at least $1.0 million. CBS and DBC can each request one Form S-3 registration per year.

These registration rights will be subject to our right to delay the filing of a registration statement in certain circumstances, not more than once in any 12-month period, for not more than 120 days.

In addition, CBS and DBC will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than in connection with the registration rights noted above, CBS and DBC may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of securities proposed to be included in such registration.

We would bear all registration expenses incurred in connection with these registrations. Each of CBS and DBC would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

The registration rights of CBS and DBC under the registration rights agreement will terminate when that company may sell all its shares in a three-month period under Rule 144 promulgated under the Securities Act.

Broadcast Relationships with CBS

We produce a nationally distributed television program, CBS MarketWatch Weekend, which airs on CBS stations. We pay CBS for a portion of the production costs associated with the program. In 1999, we recognized revenue of approximately $854,000 for television programming on CBS stations and incurred approximately $509,000 of expense with CBS for production of the programming.

We also produce radio reports for distribution to over 70 national affiliates of the Westwood One Radio Network. Our contract with Westwood One provides revenue based on a pre-determined revenue sharing schedule and requires that we reimburse Westwood One for a portion of their costs. In 1999, we recognized approximately $167,000 of revenue and $208,000 of expense related to our Westwood One contract.

Other Relationship with DBC

Under the terms of an insertion order form, DBC has agreed to purchase approximately $240,000 of advertising from us in 2000. This commitment may be terminated by DBC on 30 days' notice.

Office Leases with CBS

Since April 1, 1998, we have occupied space in a CBS facility in San Francisco, California. We paid CBS a monthly rent of approximately $6,000 for this space prior to September 1, 1998 for approximately 4,500 square feet. On August 27, 1998, we entered into a lease with CBS with respect to an additional 7,000 square feet of space at the same facility and this lease will expire in March 2003. In January 2000 we entered into a lease with CBS with respect to an additional 18,000 square feet of space at the same facility and this lease will expire in March 2003. We are obligated to pay monthly rent of approximately $54,000 for this space from May 2000 until the expiration of the lease. We are obligated to pay monthly rent of approximately $28,000 in the aggregate through the expiration date. We are also obligated to pay our proportionate share of all electricity, heating, ventilation and air conditioning costs for the leased premises.

CBS provides office space in various locations in for our sales, marketing and news personnel. We pay them aggregate monthly rent of approximately $9,000 for an aggregate of approximately 3,600 square feet.

In January, 2000 we signed a lease to occupy approximately 7,400 square feet in a CBS facility in New York. Upon commencement of the lease after CBS performs certain work, we are obligated to pay a monthly rent of approximately $18,000 for five years, increasing to approximately $20,000 per month for the remaining five years of the lease.

During 1999, we paid CBS approximately $430,000 in aggregate rent payments.

Joint Venture Agreement with Financial Times Group

In January 2000, we entered into a joint venture agreement with the Financial Times Group to establish Financial Times Marketwatch.com (Europe) Limited, an Internet provider of real time business news, financial programming and analytical tools. Under the agreement, we will license our trademark and technology to the joint venture, contribute certain domain names and L500,000 in exchange for 500,000 shares of the joint venture. The Financial Times will contribute trademarks for a royalty fee, provide L15.0 million worth of rate card advertising over five years and L500,000 in cash for 500,000 shares in the joint venture.

Sale of Common Stock to DBC and CBS

In March 2000, we entered into an agreement with DBC and CBS under which each will purchase an additional 1,136,814 shares of our common stock. In exchange for the shares, DBC will pay $43.0 million in cash, and CBS will pay $13.0 million in cash and $30.0 million in rate card advertising and promotion over the next two years. The agreement is to close upon satisfaction of all antitrust regulatory requirements and customary closing conditions.

We believe that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All transactions with officers, directors and principal shareholders and their affiliates will continue to be approved by a majority of the board, including a majority of the independent and disinterested directors of the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

    our board of directors; or

    any stockholder entitled to vote who has delivered written notice to our Secretary 60 days or no more than 90 days in advance of May 26, 2001, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations; provided, however, that the foregoing notice requirements does not apply to (A) any stockholder holding at least twenty-five percent (25%) of our outstanding common stock or (B) any stockholder that has an agreement with us for the nomination of a person or persons for election to the board of directors.

The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who, if applicable, has delivered timely written notice to our Secretary 60 days or no more than 90 days prior to May 26, 2001. However, the foregoing notice requirement shall not apply to a stockholder holding at least 25% of our common stock or who has an agreement with us for the nomination of members of our board. Any required stockholder's notice must contain specified information concerning any proposed nominee for election or reelection as a director, concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has not notified us of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, we need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Secretary at our principal executive offices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all Section 16(a) filing requirements for the year ended December 31, 1999 were met.

OTHER BUSINESS

The board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

COMMUNICATING WITH MARKETWATCH.COM

We have from time-to-time received calls from stockholders inquiring about the available means of communication with us. We thought that it would be helpful to describe these arrangements which are available for your use.

    If you would like to receive information about us, you may use one of these convenient methods:

1. To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report to Stockholders mailed to you, please call our Investor Relations Department at 415-733-0500.

2. Our investor relations page on the Internet is located at www.marketwatch.com.

    If you would like to write to us, please send your correspondence to the following address:

MarketWatch.com, Inc.
Attention: Investor Relations
825 Battery Street
San Francisco, CA 94111

    If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, ChaseMellon Shareholder Services at (800) 356-2017. You may also visit their web site at www.chasemellon.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to automatically receive the Annual Report to Stockholders and Proxy Statement by mail.

                              MarketWatch.com, Inc.
                               825 Battery Street
                         San Francisco, California 94111

                              ---------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Larry S. Kramer and Joan P. Platt as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of MarketWatch.com, Inc. held of record by the
undersigned on April 10, 2000, at the 2000 Annual Meeting of Stockholders
to be held on May 26, 2000, and at any continuations or adjournments thereof.

        This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the board of director nominees and FOR Proposals No. 2 and No. 3 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                               SEE REVERSE SIDE

                     [X]  Please mark votes as in this example.

    The board of directors unanimously recommends that you vote FOR the board of director nominees and FOR Proposals No. 2 and No. 3.

1.  Election of Directors.
    Nominees:
          Larry S. Kramer
          Alan J. Hirschfield
          Andrew Heyward
          Michael H. Jordan
          Robert H. Lessin
          Daniel Mason
          Russell I. Pillar
          Carl Spielvogel
          Stephen Hill
          John Makinson
          Peter Glusker

   [ ] FOR all nominees listed above except as marked to the contrary.
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

     To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

2.  Proposal to amend the 1998 Equity             FOR     AGAINST    ABSTAIN
    Incentive Plan to increase the                [ ]       [ ]        [ ]
    number of shares reserved for
    issuance under this plan by an
    aggregate of 1,600,000 shares.

2.  Proposal to ratify the appointment            FOR     AGAINST    ABSTAIN
    of PricewaterhouseCoopers LLP as              [ ]       [ ]        [ ]
    independent auditors for the year
    ending December 31, 2000.

    In accordance with their judgement, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

     Signature:                                        Date:            ,2000
               ---------------------------------------      ------------
     Signature:                                        Date:            ,2000
               ---------------------------------------      ------------
                               (Reverse Side)

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
         SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE ANNUAL MEETING IN THE
                                ENCLOSED ENVELOPE.